Exhibit 23.2










               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated February 18, 2003, accompanying the consolidated financial statements of U.S. Energy Corp. (a Wyoming Corporation) and Subsidiaries appearing in the 2002 Annual Report of the Company to its shareholders and accompanying the schedule included in the Transition Report on Form 10-K as of and for the seven months ended December 31, 2002 which are incorporated by reference in this Registration Statement on Form S-3 (File No. 333-109493). We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts."






GRANT THORNTON LLP

Oklahoma City, Oklahoma
November 25, 2003